UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 18, 2011

Jo-Ann Stores, Inc.
(Exact Name of Registrant as Specified in Charter)

Ohio	001-06695	34-0720629

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 Darrow Rd., Hudson, Ohio	44236

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (330) 656-2600
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INTRODUCTORY NOTE
     On March 18, 2011, Jo-Ann Stores, Inc., an Ohio corporation (the “Company”), completed its previously announced merger (the “Merger”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 23, 2010, by and among the Company, Needle Holdings Inc., a Delaware corporation (“Parent”), and Needle Merger Sub Corp., an Ohio corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Parent and Merger Sub are controlled by investment affiliates of Leonard Green & Partners, L.P. (“LGP”).

Item 2.01	Completion of Acquisition or Disposition of Assets.
     On March 18, 2011, the Merger was consummated and, in accordance with the Merger Agreement, each common share of the Company issued and outstanding as of March 18, 2011 (other than (i) treasury shares owned by the Company; (ii) shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent (including shares rolled over to Parent by the Company’s executive officers and other employees (the “Rollover Investors”)), (iii) shares owned by any direct or indirect wholly-owned subsidiary of the Company, and (iv) shares owned by shareholders who have perfected and not otherwise waived, withdrawn or lost their rights as dissenting shareholders, if any, to demand to be paid the “fair cash value” for their shares under Ohio law) was automatically cancelled and converted into the right to receive $61.00 in cash, without interest and less any applicable withholding taxes.
     Upon the closing of the Merger, the Company became a wholly-owned subsidiary of Parent, and the Company’s common shares, which traded under the symbol “JAS,” are being delisted from the New York Stock Exchange (the “NYSE”).
     The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which has been filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 23, 2010 and is incorporated herein by reference.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     In connection with the Merger, the Company notified the NYSE on March 18, 2011 of the consummation of the Merger pursuant to which each common share of the Company (except as otherwise provided in the Merger Agreement and described above under Item 2.01) was cancelled and converted into the right to receive $61.00 in cash, without interest and less any applicable withholding taxes. The Company requested that the NYSE file with the SEC an application on Form 25 to deregister the common shares under Section 12(b) of the Exchange Act and report that the Company’s common shares are no longer listed on the NYSE.

Item 5.01	Change in Control of Registrant.
     Pursuant to the terms of the Merger Agreement, the Merger was completed on March 18, 2011 upon the filing of a Certificate of Merger with the Secretary of State of the State of Ohio, at which time Merger Sub merged with and into the Company. As a result of the Merger, the Company became a wholly-owned subsidiary of Parent. The disclosure under Item 2.01 is incorporated herein by reference.
     The aggregate consideration paid in connection with the Merger was approximately $1.6 billion, which consideration was funded by a combination of (i) equity financing from investment funds affiliated with LGP, the Rollover Investors, additional members of management and certain other co-investors; (ii)

borrowings under a new senior secured asset-based revolving credit facility; (iii) borrowings under a new senior secured term loan facility, and (iv) the proceeds of a senior notes offering.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     In connection with the Merger, the following members of the Company’s board of directors resigned as of the effective time of the Merger: Scott Cowen, Ira Gumberg, Patricia Morrison, Frank Newman, David Perdue, Beryl Raff, Alan Rosskamm and Tracey Travis.
     Following such resignations, Jonathan Sokoloff, Todd Purdy, John Yoon and Travis Smith were elected to the board of directors. Darrell Webb remained a director of the Company.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     At the effective time of the Merger and pursuant to the Merger Agreement, the articles of incorporation and code of regulations of the Company were amended and restated to be in the form of the articles of incorporation and code of regulations of Merger Sub.

Item 9.01	Financial Statements and Exhibits.
(d)   Exhibits.
2.1	Agreement and Plan of Merger, dated December 23, 2010, by and among Jo-Ann Stores, Inc., Needle Holdings Inc. and Needle Merger Sub Corp. (filed as Exhibit 2.1 to Form 8-K filed with the SEC on December 23, 2010 and incorporated herein by reference).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jo-Ann Stores, Inc.
	By:	/s/ David Goldston
David Goldston
Date: March 21, 2011		Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated December 23, 2010, by and among Jo-Ann Stores, Inc., Needle Holdings Inc. and Needle Merger Sub Corp. (filed as Exhibit 2.1 to Form 8-K filed with the SEC on December 23, 2010 and incorporated herein by reference).